Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI to Present at REITWeek 2016

MURFREESBORO, Tenn.--(May 26, 2016)-- National Health Investors, Inc. (NYSE: NHI) announced that its President and CEO, Eric Mendelsohn, and its Chief Accounting Officer, Roger Hopkins, will make a presentation to the investment community at REITWeek 2016. NAREIT's Investor Forum will be held at the Waldorf Astoria New York in New York, NY. The presentation will take place on Tuesday, June 7, 2016, from 9:30 a.m. to 10:00 a.m. ET.

A link to this webcast can be found on the Company’s website at www.nhireit.com as well as https://reitstream.com/reitweek2016/nhireit. The online replay will begin shortly after the presentation ends and will be available for 90 days.

About NHI

National Health Investors, Inc. (NYSE: NHI), a Maryland corporation incorporated and publicly listed in 1991, is a healthcare real estate investment trust (REIT) specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. For more information, visit www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on NHI's web site at www.nhireit.com.